Exhibit 10.4

RETIREMENT AND BOARD SERVICE ABOARD SERVICE AGREEMENT

This Retirement and Board Service Agreement (the “Agreement”) dated as of June 26, 2007, is made by and between ANTs software inc., a Delaware corporation (the “Company”) and Francis K. Ruotolo (“Executive”).  Its purpose is to set forth the parties’ agreement regarding the cessation of employment status of the Executive with the Company, the continuation of the Executive’s service on the Company’s Board of directors, the mutual termination of the Executive’s Employment Agreement with the Company dated on March 23, 2007, the provision of the benefits Executive is to receive, and the provision of the mutual waivers and releases the parties are giving each other.

Whereas, both parties agree and acknowledge receipt of sufficient consideration for the mutual promises and undertakings contained in this Agreement;

The parties agree as follows:

1.  Retirement.  Executive understands and agrees that he is retiring as an employee of the Company effective as of June 26, 2007.  That certain Employment Agreement dated March 23, 2007 by and between the Executive and the Company is hereby mutually terminated.

2.  Continuation of Board Service.  Executive shall continue as a member of the Company’s Board of directors and shall continue as Chairman of the Board of directors of the Company.  In addition to the retirement benefits set forth below, the Company will pay to Executive non-executive Chairman board fees of $25,000 per annum.

3.  Retirement Benefits.  In consideration for the releases provided herein and subject to the waiting period and other requirements set forth in paragraph 7, below, the Company shall pay Executive, as retirement benefits and on a 1099 basis, ten equal quarterly payments of fifty thousand dollars ($50,000) each, for an aggregate amount of Five Hundred Thousand dollars ($500,000), with the first such payment due on July 1, 2007 and the remaining payments paid in quarterly installments on October 1, January 1, April 1, and July 1 for each succeeding quarter until paid in full.  Company shall deposit $500,000 into a mutually agreeable escrow for such funds to be held in trust, to be paid out as required hereby.  The escrow agent shall be selected by Executive and the escrow shall be structured in such a manner that (i) it may not be revoked by the Company, and (ii) the funds deposited into the account shall not be considered part of the Company’s general funds, and shall be beyond the reach of the Company’s creditors.  All interest on such trust funds shall accrue to the benefit of Executive and be paid out with the final payment made.  All of Executive’s stock options shall be and continue unaffected by this Agreement.  The Company acknowledges and agrees that all of Executive’s stock options are fully vested and that such options shall be exercisable up to that date which is three months following cessation of Executive’s service on the Company’s Board of directors.  Company will provide to Executive, continuation health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for a period of eighteen months and at Executive’s cost.

4.  General Mutual Release.  In exchange for the consideration provided in this Agreement, the adequacy of which is hereby acknowledged, each party hereto, on behalf of himself or itself and his or its heirs, successors and assigns, hereby fully releases and forever discharges the other party hereto, including each of their officers, directors, agents, employees, attorneys, parents, affiliates and/or subsidiaries, from any and all claims, actions and liabilities of any kind or character whatsoever, arising in law or in equity, known or unknown, suspected or unsuspected, that such party has ever had, now has or may now have against the other party, including, without limitation, all claims directly or indirectly related to or arising out of Executive’s employment by the Company, the performance of his duties during that employment, and/or the termination of or his resignation from that employment.  This waiver and release specifically includes, but is not limited to, all claims, if any, whether arising in tort or in contract, related to Executive’s employment, including any and all claims for wrongful discharge or wrongful termination; claims for alleged violation of public policy or breach of implied covenant of good faith and fair dealing; claims for breach of fiduciary duty; claims for negligent or intentional infliction of emotional distress; claims arising in connection with Executive’s compensation, benefits, warrants and/or stock options; claims for breach of express or implied contract or for further monetary compensation by way of additional salary or bonus allegedly due Executive by reason of his employment with the Company; and all other claims, based on common law or federal or state statute, including claims for discrimination based on age arising under state statute or the federal Age Discrimination in Employment Act, the Older Workers’ Benefits Protection Act, or any similar federal or state law prohibiting age discrimination.

Each party further understands and expressly agrees that this Agreement specifically extends to all claims, whether those claims are presently known to the party or not, or suspected by the party or not.  By signing below, each party expressly waives the benefits of Section 1542 of the California Civil Code, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor.”

Executive agrees that he has not assigned or transferred, in whole or in part, any of the claims, actions or liabilities released by him herein.

5.  No Admission of Liability.  The parties deny that either one of them has any liability to the other.  Neither this Agreement, nor the consideration the parties are receiving under it, shall be deemed or construed as an admission of liability by any party.

6.  Confidentiality.  Each party agrees that the terms and conditions of this Agreement are and shall remain strictly confidential, and that none of them, nor anyone acting on his or its behalf, will disclose those terms and conditions to any third party:  (i) except that the Company may disclose the general terms as required under securities laws, (ii) except for Executive’s tax or legal advisors or his spouse, or (iii) unless compelled by law to do so.

7.  Waiting Period.  Executive acknowledges that the Company has specifically advised him to consult with an attorney of his own choosing in order to review this Agreement and advise him of his rights concerning it.  Executive further acknowledges that the Company has further advised him that he has twenty-one (21) days from the date this Agreement was originally presented to him in which to consider whether to sign it, and that if he chooses to do so, he will be given an additional seven (7) days from the date he signs it in which to revoke it.  Unless revoked by Executive, this Agreement shall become effective the day immediately after the expiration of the seven (7) day period set forth above (the “Effective Date”).  Executive understands and agrees that this Agreement will not become effective before the Effective Date.  The offer contained in this Agreement will expire and may not be accepted by Executive following the expiration of twenty-one (21) days after this Agreement was first presented to him.

8.  Indemnification.  Each party shall indemnify, defend and hold harmless the other and his or its assignees against, and in respect of, any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys’ fees (collectively “Losses”) that the other or he or its assignees may incur which arise, result from or relate to any breach or failure by such party to perform any of such party’s covenants contained in this Agreement.

9.  Voluntary Agreement.  Executive expressly acknowledges and warrants that he has read and fully understands this Agreement; that he has had the opportunity to consult with legal counsel of his own choosing in order to have the terms and conditions of this Agreement fully explained to him; that he is not executing this Agreement in reliance on any promises, representations or inducements other than those set forth herein; that he understands he is giving up legal rights by signing this Agreement; and that he is executing it voluntarily, free of any duress or coercion, after due deliberation, with a full understanding of what it means to do so.

10.  Other Provisions.

10.1  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, representatives, successors and assigns of the parties hereto.

10.2  Further Assurances.  The parties shall execute and deliver such instruments and take such other actions as may be reasonably necessary in order to carry out the intent of this Agreement.

10.3  Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

10.4  Headings.  The subject headings of the sections and subsections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

10.5  Waivers.  Any party to this Agreement may waive any right it may have hereunder or any breach or default hereunder by any other party hereto; provided that no such waiver will be effective against the waiving party unless it is in writing and specifically refers to this Agreement.  No waiver will be deemed to be a waiver of any subsequent or other right, breach or default of the same or similar nature.

10.6  Entire Agreement.  This Agreement, including the documents and things anticipated to be delivered hereby embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements or understandings (whether written or oral) among the parties, in respect to the subject matter contained herein.  This Agreement may not be modified, amended or terminated except by written agreement signed by both parties specifically referring to this Agreement.

10.7  Governing Law.  This Agreement is deemed to have been made in the State of California and shall be governed by, and construed in accordance with, the laws of the State of California for contracts made and to be performed within California.

10.8  Assignment.  Executive may not assign this Agreement, or assign his rights or delegate his duties hereunder, without the prior written consent of the Company.

10.9  Severability.  Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

10.10  No Rules of Construction.  No rules of construction are intended by the parties hereto or shall be invoked in the interpretation hereof and, for all purposes, the parties hereto shall all be deemed to be joint authors hereof.

10.11  Notices.  All notices, demands and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and shall be personally delivered or sent by nationally recognized overnight courier, with delivery acknowledged.

10.12  Remedies.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.  The party against whom enforcement is sought shall pay on demand all losses, costs and expenses, if any, of the party seeking enforcement (including attorneys’ and other professionals' fees actually incurred) in connection with the enforcement of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorized, this Agreement to become effective as of the date first above written.

ANTS SOFTWARE INC. a Delaware Corporation

By:	/s/ Joe Kozak
Joe Kozak, Chief Executive Officer

/s/ Francis K. Ruotolo
Francis K. Ruotolo